Exhibit 1(e)

BLACKROCK MUNIYIELD PENNSYLVANIA INSURED FUND

AMENDMENT TO DECLARATION OF TRUST

The undersigned Vice President of BlackRock MuniYield Pennsylvania Insured Fund (the "Trust"), an unincorporated business trust organized and existing under the laws of the Commonwealth of Massachusetts, hereby certifies as follows:

1.
The Board of Trustees of the Trust, in the manner provided in Section 1.1 of Article I of the Declaration of Trust dated August 24, 1992 (the "Declaration") has duly adopted a resolution at a meeting of the Trustees, at which a quorum was present and acting throughout, to amend the Declaration as follows:

Section 1.1 of Article I of the Trust's Declaration of Trust is replaced in its entirety with the following text:

1.1           Name.  The name of the trust created hereby (the "Trust") shall be "BlackRock MuniYield Pennsylvania Quality Fund", and so far as may be practicable the Trustees shall conduct the Trust's activities, execute all documents and sue or be sued under that name, which name (and the word "Trust" wherever hereinafter used) shall refer to the Trustees as Trustees, and not individually, and shall not refer to the officers, agents, employees or Shareholders of the Trust. However, should the Trustees determine that the use of such name is not advisable, they may select such other name for the Trust as they deem proper and the Trust may hold its property and conduct its activities under such other name. Any name change shall become effective upon the execution by a majority of the then Trustees of an instrument setting forth the new name. Any such instrument shall have the status of an amendment to this Declaration.

2.	Except as amended hereby, the Declaration remains in full force and effect.

3.
An original copy of the amendment shall be lodged with the records of the Trust and filed with the Secretary of State of the Commonwealth of Massachusetts and in such other places as may be required under the laws of Massachusetts or as the Trustees deem appropriate.

4.	This amendment of the Declaration shall be effective as of the 9th day of November 2010.

IN WITNESS WHEREOF, the Trust has caused this Amendment has been duly executed this 11th day of October, 2010.

BlackRock MuniYield Pennsylvania Insured Fund

By:	/s/Brendan Kyne
Brendan Kyne
Vice President